Exhibit 27 (d)(12)

Pacific Life Insurance Company 700 Newport Center Drive Newport Beach, CA 92660 (800) 722-4448 www.PacificLife.com

RETURN OF PURCHASE PAYMENTS DEATH BENEFIT RIDER

Pacific Life Insurance Company, a stock life insurance company, (hereinafter referred to as “we”) has issued this Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

Capitalized terms in this Rider have their meanings defined herein. Capitalized terms that are not defined in this Rider are defined or described in the Contract to which this Rider is attached, including any endorsements or other riders attached to the Contract.

You have elected the Return of Purchase Payments Death Benefit Rider. The provisions in this Rider replace the Death Benefit Amount provision in your Contract.

RIDER SPECIFICATIONS

Rider Effective Date: [The Contract Date as shown in the Contract Specifications]

Issue Ages: 81 to 85

Annual Charge Percentage: [0.40%]

RIDER PROVISIONS

General – This Rider may only be elected at the Contract Date and will remain in effect until the earlier of:

•	A Full Withdrawal of the Contract;
•	When death benefit proceeds become payable, unless the Spouse of the deceased Owner continues the Contract in accordance with the Death of Owner Distribution Rules provision;
•	Any termination of the Contract in accordance with the provisions;
•	The Annuity Date; or
•	The date that the Contract Value is reduced to zero as a result of a Withdrawal or charge under any living benefit rider attached to the Contract.

This Rider may only be elected if the Age of the oldest Owner and Annuitant is within the Issue Ages shown in the Rider Specifications on the Contract Date.

Annual Charge – The Annual Charge for expenses related to this Rider will be deducted, in arrears, from your Interest Crediting Options on a proportionate basis on each Contract Anniversary that this Rider remains in effect and will impact your Investment Base for each Index-Linked Option in the same manner as a Withdrawal. To determine the Annual Charge, the Annual Charge Percentage is multiplied by the Contract Value on the date the Annual Charge is deducted.

If this Rider terminates on a Contract Anniversary, the entire charge for the prior Contract Year will be deducted from the Contract Value on that Contract Anniversary.

If the Rider terminates due to a Full Withdrawal prior to a Contract Anniversary, we will prorate the charge. The prorated amount will be based on the Contract Value as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the day the Contract terminates.

20-1132	1

If the Rider terminates when a Death Benefit becomes payable under the Contract, any annual charge will be prorated to the date of death. Any annual charge deducted between the date of death and the Notice Date will be prorated as applicable to the date of death; the difference between the Annual Charge and the prorated amount will be added to the Contract Value on the Notice Date.

We will waive the annual charge in the following cases:

•	In the year in which full annuitization of the Contract occurs; or
•	In the year the Contact Value is reduced to zero.

Subject to the provisions in this section described above, the annual charge will terminate when the Rider terminates.

Death Benefit Amount – The Death Benefit Amount as of any Business Day prior to the Annuity Date is equal to the greater of:

1.	The Contract Value as of the Notice Date; or
2.	Total Adjusted Purchase Payments as of the Notice Date.

We will provide you with an annual statement that lists the current death benefit amount.

Change of Owner – If there is a change of Owner:

•	To someone other than the Owner’s Spouse; or
•	To a Trust or Non-Natural Entity where the Owner and Annuitant are not the same person prior to the change; or
•	If an Owner is added that is not a Spouse of the Owner,

The Total Adjusted Purchase Payments on the effective date of the change of Owner (the “Change Date”) will be reset to equal the lesser of:

1.	The Contract Value as of the Change Date; or
2.	Total Adjusted Purchase Payments as of the Change Date.

Additionally, after the Change Date the Total Adjusted Purchase Payments:

•	Will be increased by any Purchase Payments made after the Change Date; and
•	Will be reduced by any Pro-Rata Reduction for withdrawals made after the Change Date.

A change of Owner may only be elected if the Age of any new Owner is less than or equal to the Issue Age range shown in the Rider Specifications on the Change Date.

All other terms and conditions of your Contract remain unchanged.

PACIFIC LIFE INSURANCE COMPANY

President and Chief Executive Officer	Secretary

20-1132	2